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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: April 1, 1998


                              CKE RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      1-13192               33--0602639
        --------                      -------               -----------
(State or other jurisdiction        (Commission     (IRS Employer Identification
     of incorporation)              File Number)               Number)


             1200 North Harbor Boulevard, Anaheim, California 92801
                    (Address of principal executive offices)

                                 (714) 774-5796
              (Registrant's telephone number, including area code)




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Item 2.  Acquisition or Disposition of Assets

        On February 19, 1998, CKE Restaurants, Inc. ("CKE") signed a definitive Stock Purchase Agreement with Advantica Restaurant Group, Inc. and Spartan Holdings, Inc. regarding a proposed transaction pursuant to which CKE agreed to purchase from Spartan Holdings, Inc. all of the issued and outstanding shares of common stock of Flagstar Enterprises, Inc. ("FEI"), an Alabama corporation and its subsidiaries.

        On April 1, 1998, CKE acquired FEI from Advantica's subsidiary, Spartan Holdings, Inc. for a purchase price of approximately $380,799,699 million in cash and the assumption of approximately $46 million in certain liabilities. Such purchase price is subject to adjustment based on changes in the acquired corporation's working capital.

        FEI was the largest franchisee in the Hardee's system, previously operating 557 Hardee's Restaurants, located primarily in the Southeastern United States.


Item 7.  Financial Statements and Exhibits

        (a)    Financial Statements of Businesses Acquired

        The financial statements required by this Article are not included in this report and will be filed within 75 days of the closing date by Amendment.

        (b)    Pro forma Financial Information

        The pro forma financial information required by this Article is not included in this report and will be filed within 75 days of the closing date by Amendment.

        (c)    Exhibits

        99.A Press Release - April 1, 1998 - CKE Restaurants, Inc. and Advantica Restaurant Group, Inc. Announce Completion of Purchase of 557 Hardee's Restaurants from Advantica.








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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         CKE RESTAURANTS, INC.


Dated: April 10, 1998                    /s/ CARL A. STRUNK
                                         ------------------------------------
                                         Carl A. Strunk
                                         Executive Vice President
                                         Chief Financial Officer



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                                  EXHIBIT INDEX





        99.A Press Release - April 1, 1998 - CKE Restaurants, Inc. and Advantica Restaurant Group, Inc. Announce Completion of Purchase of 557 Hardee's Restaurants from Advantica.